Exhibit 10.1

AGREEMENT

AGREEMENT, dated as of November 9, 2007, by and between HD Partners Acquisition Corporation., a Delaware corporation with its address at 2601 Ocean Park Boulevard, Suite 320, Santa Monica, California 90405 (the “Company”), and Morgan Joseph & Co. Inc., a Delaware corporation (“MJ”).

RECITALS:

WHEREAS, the Company is a special purpose acquisition company whose units (the “Units”), each unit comprised of one share of Common Stock par value $0.0001 per share (“Common Stock”) and one warrant to purchase one share of Common Stock, shares of Common Stock and warrants to purchase Common Stock (the “Warrants”) (the Company’s shares of Common Stock, Warrants, and the Units are herein referred to as the “Securities”) are traded on the American Stock Exchange;

WHEREAS, the Company has entered into Asset Purchase Agreement and Key Definitions Agreement, each dated as of May 30, 2007, with the National Hot Rod Association (the “Association”) , whereby the Company proposes to acquire substantially all the professional drag racing assets of the Association, including but not limited to, the NHRA POWERade Drag Racing Series, four (4) NHRA-owned racetracks, a long term lease, including leasehold improvements, to a fifth racetrack, the Association’s headquarters building, the Association’s video and photo archives, and a broad set of commercialization rights related to the NHRA brand and NHRA media assets, and assume certain liabilities related to such professional drag racing assets; the (“Acquisition”);

WHEREAS, in connection with the Acquisition, the Company has filed a proxy statement on schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”);

WHEREAS, MJ serves as the Company’s financial advisor with respect to the Acquisition;

WHEREAS, the Company and MJ believe that (i) there are certain holders of the Common Stock (“Potential Sellers”) of the Company who may not be interested in remaining shareholders of the Company following the Acquisition and (ii) there are certain investors (“Potential Buyers”) who may be interested in acquiring shares of Common Stock prior to the consummation of the Acquisition;

WHEREAS, the Company desires MJ to assist in (i) identifying Potential Buyers and Potential Sellers and (ii) facilitating the sale of the Company’s Securities by Potential Sellers and the purchase of the shares of Company Securities by Potential Buyers; and

WHEREAS, as a condition to MJ providing such assistance (for which MJ may receive customary brokerage commissions from buyers or sellers involved), the Company has agreed to enter into this agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for good and valuable consideration among and between them, the parties agree as follows:

1. On the date hereof, the Company will file with the SEC a Current Report on Form 8-K in which it discloses the following information:

HD Partners Acquisition Corporation. (the “Company”) previously entered into an Asset Purchase Agreement and Key Definitions Agreement, each dated as of May 30, 2007, with the National Hot Rod Association (the “Association”), whereby the Company proposes to acquire (the “Acquisition”) substantially all the professional drag racing assets of the Association, including but not limited to, the NHRA POWERade Drag Racing Series, four (4) NHRA-owned racetracks, a long term lease, including leasehold improvements, to a fifth racetrack, the Association’s headquarters building, the Association’s video and photo archives, and a broad set of commercialization rights related to the NHRA brand and NHRA media assets, and assume certain liabilities related to such professional drag racing assets.

The Company has filed its Proxy Statement with the SEC describing the terms of the Acquisition.

At any time prior to the consummation of the Acquisition, the Company, with the assistance of its financial advisor, Morgan Joseph & Co. Inc. (“Morgan Joseph”), may, from time to time, assist or seek to facilitate the sale of shares of the Company’s common stock (the “Common Stock”) by current holders of the Common Stock to third party purchasers. In connection with such transactions the Company and Morgan Joseph may seek to identify current holders wishing to sell Common Stock and potential third party purchasers. Further, in connection with such sales, Morgan Joseph may receive customary brokerage commissions from the parties to any such sale, but shall not receive any consideration in respect thereof from the Company. In so assisting or seeking to facilitate the sale or purchase of shares of the Company’s Common Stock, potential third party purchasers or potential sellers may also buy or sell Units or Warrants to purchase Common Stock. In addition, Morgan Joseph has advised the Company that, from time to time and subject to applicable regulations, it may purchase Common Stock for its own account in the open market.

2. The Company acknowledges that, from time to time, MJ may seek to (i) identify Potential Sellers and Potential Buyers and (ii) facilitate the sale of Securities from Potential Sellers to Potential Buyers, for which MJ may receive customary commissions from the participants in the transaction, but agrees that it shall not receive any consideration in respect thereof from the Company.

3. The Company represents and warrants to MJ that, to the Company’s knowledge, the Proxy Statement (as amended to date) does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Further, the Company represents and warrants that the NHRA has approved the terms of the Acquisition, that the NHRA is the sole recipient of the shares to be issued in connection with the Acquisition and to the Company’s knowledge, there is no “distribution” or “restricted period” within the meaning of Regulation M in connection with the Acquisition.

4. Until the HD Partners Acquisition Corporation’s stockholders meeting at which the vote is taken on the Acquisition, the Company agrees that, at such time as it becomes aware of any material information regarding the Company, NHRA, or any matters relating thereto which has not been publicly disclosed by the Company in an amendment to the Proxy Statement, on a Form 8-K or in another appropriate filing with the SEC and which must be disclosed in order for previously disclosed information not to be false or misleading, the Company shall (i) immediately advise MJ and the Compliance Department of MJ of the existence of such material non-public information, (ii) as promptly as reasonably practicable disclose such material non-public information in an amendment to the Proxy Statement on a Form 8-K or in another appropriate report with the SEC and (iii) postpone any scheduled meetings with Potential Seller or Potential Buyers arranged with or through MJ until the disclosure described in clause (ii) above is made.

5. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Nothing contained in this agreement shall be deemed to amend or modify the engagement letter between the MJ and the Company dated March 6, 2007, 2007, including, but not limited to, the indemnification provisions thereof and the waiver of any claims against the Company’s trust fund as described in such agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HD PARTNERS ACQUISITION CORPORATION

By:	/s/ Bruce Lederman
Executive Vice President
MORGAN JOSEPH & CO. INC.

By:	/s/ Mary Lou Malanoski
Mary Lou Malanoski Managing Director